EB3 Putnam Absolute Return 100 Fund attachment
April 30, 2011 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,216
Class B		25
Class C		380

72DD2 (000s omitted)

Class M		36
Class R		4
Class Y		975

73A1

Class A		0.125
Class B		0.091
Class C		0.057

73A2

Class M		0.123
Class R		0.114
Class Y		0.144

74U1 (000s omitted)

Class A		20,679
Class B		272
Class C		6,379

74U2 (000s omitted)

Class M		315
Class R		38
Class Y		7,660

74V1

Class A		10.42
Class B		10.39
Class C		10.33

74V2

Class M		10.40
Class R		10.37
Class Y		10.45


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.